UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2009

A.P. Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Saginaw Drive Redwood City CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 366-2626

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 23, 2009, John B. Whelan was appointed vice president, finance and chief financial officer of A.P. Pharma, Inc. (the “Company”). He replaces Gregory Turnbull, who was serving as interim chief financial officer.

Pursuant to his employment letter agreement, Mr. Whelan will be entitled to receive cash compensation equal to $300,000 annually and be eligible to receive an annual incentive bonus with a target of 35% of his base salary.

Additionally, on February 23, 2009, Mr. Whelan was granted options to purchase 350,000 shares of the Company’s Common Stock, which will vest over a four-year period with 25% of the shares vesting one year from February 23, 2009, and at a rate of 1/48th of the shares per month for the remaining 36 months, for so long as Mr. Whelan continues to be employed by the Company. The exercise price of the options is $0.61 per share, which was the closing price of the Company’s Common Stock on the grant date.

In the event of “Involuntary Termination”, as defined in his employment letter, Mr. Whelan will be entitled to (i) cash severance in the amount equal to 12 months of his annual salary plus his average annual bonus paid during three prior years, (ii) continued Company-paid health insurance coverage pursuant to COBRA for up to 12 months from the date of the termination, and (iii) an additional 12 month vesting of his stock options. Furthermore, if a change of control of the Company occurs and Mr. Whelan’s employment is terminated or his duties are materially reduced within 30 days prior to or one year following such change of control event, in addition to the cash severance payments and insurance coverage indicated above, all of his then unvested stock options shall immediately vest.

A copy of the press release announcing Mr. Whelan’s appointment is attached as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of A. P. Pharma, Inc., dated February 25, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A.P. Pharma, Inc.

Date: February 25, 2009	/S/ Ronald J. Prentki
Ronald J. Prentki
President, Chief Executive Officer and Director